Exhibit 17

Jim Chapman
1455 Upland Trail, Box J-18
Bowen Island,BC
VON 1GO

                                                             August 16, 2004

Otish Mountain Diamonds Corp.
One Penn Plaza, Suite 3600,
250 West 34th Street,
New York, NY 10119
USA

Att. M. Pozzoni

Dear Max

Please accept this letter as notification of my resignation as a director of Otish Mountain Diamond Corp. effective this date. This action is necessary as a result of my workload and travel requirements over the foreseeable future.

Thank you for the opportunity to work with your group.

Regards

/s/ Jim Chapman
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Jim Chapman

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